Exhibit 99.1

Jan 5, 2015

Nasdaq to Acquire Dorsey Wright & Associates

Will Become a Leading Provider of Smart Beta Indexes With Addition of Model-Based Strategies

Acquisition Expected to be Accretive at Closing

NEW YORK, Jan. 5, 2015 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) today announced that it will acquire Dorsey, Wright & Associates, LLC (DWA), a market leader in data analytics, passive indexing and smart beta strategies. DWA will add to Nasdaq’s robust index portfolio, bringing model-based strategies and analysis to support the financial advisor community, and further strengthening Nasdaq’s position as a leading smart beta index provider in the U.S. The deal is expected to close in the first quarter of 2015.

DWA will increase Nasdaq’s capacity for growth in the index business across asset classes and geographies, with substantial opportunities in index licensing. The combined group will bring together DWA’s 17 ETFs and Nasdaq’s 69 licensed smart-beta ETFs focused primarily on dividend and income strategies. As a result, Nasdaq Global Indexes will become one of the largest providers of smart beta indexes with nearly $45 billion in assets benchmarked to its family of Smart Beta indexes and more than $105 billion benchmarked to all Nasdaq Indexes.

“Our index business has been a strong growth area for Nasdaq over the last decade, and the acquisition of Dorsey Wright & Associates will further cement our position as a major player and industry innovator,” said Adena Friedman, President of Nasdaq. “We are always looking for opportunities to expand Nasdaq’s index offering with quality products that deepen our relationships with the investing community. DWA provides a natural complement to our business and growth strategy.”

Subject to customary conditions and approvals, Nasdaq will acquire DWA for $225 million funded through a mix of debt and cash on hand. Nasdaq expects the acquisition will be accretive to the company’s earnings at closing, excluding transaction-related costs, and does not expect a material impact on Nasdaq’s financial leverage or capital return strategy. The acquisition will further support the company’s efforts to deliver consistent and stable returns to shareholders.

“Smart Beta represents one of the fastest growing sectors within the ETF market,” said Tom Dorsey, President, Dorsey Wright & Associates. “This deal will allow us to grow significantly, while continuing to create products and strategies that meet the needs of our clients.”

Nasdaq intends to fuel DWA’s growth strategy by accelerating product development, raising awareness of the DWA indexes and increasing the base of potential market participants through its global distribution network. Nasdaq’s ability to create innovative indexes, its long-term relationships with ETF providers, and DWA’s analytical capabilities and smart-beta models are expected to lead to new products in more asset classes, including fixed income, currencies and commodities, and facilitate international expansion of the DWA offerings, beginning in Canada and Europe.

Additionally, there are opportunities for Nasdaq technology to enhance DWA’s web-based advisor tools used to deliver DWA’s methodology into tactical asset allocation models. The enhancements will create more opportunities for financial advisors as the market continues to move toward model-based investing.

Historically, Nasdaq has a proven ability to bolster acquired companies’ index businesses by leveraging its distribution, technology and product generation capabilities. This is best exemplified by the acquisition of the index business of Mergent in 2012. In the two years since the deal was completed, the index business of Mergent has over-achieved its business targets and returns, resulting in licensed asset growth of 100 percent.

Friedman concluded, “We intend to integrate the DWA team with our broader Nasdaq organization, leveraging DWA’s research expertise and deep relationships with the financial advisor community, and we expect to generate revenue synergies by deepening DWA’s licensing relationships with the ETF sponsor community globally.”

About Nasdaq Global Information Services

Nasdaq Global Information Services (GIS) leverages reliable, scalable technology and robust distribution channels to provide comprehensive benchmarks and market data solutions across asset classes and regions. We equip financial institutions and investors with essential market transparency to make informed decisions. Our Global Data Products (GDP) provide innovative real-time and historical market data products, as well as analytic data solutions designed to meet new industry challenges. In addition, Nasdaq Global Index Group (GIG) spans geographies and asset classes to support financial product sponsors across a wide-spectrum of investable products and asset managers that measure risk and performance. Our diverse families include the Dividend Achievers, Global Equity, Fixed Income, Nordic, Green Economy, Sharia and Commodity Indexes, based upon rules-based, transparent methodologies.

About Nasdaq

Nasdaq (Nasdaq:NDAQ) is a leading provider of trading, exchange technology, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,500 listed companies with a market value of over $8.8 trillion and more than 10,000 corporate clients. To learn more, visit www.nasdaq.com/ambition or business.nasdaq.com

About Dorsey, Wright & Associates

Dorsey, Wright & Associates (DWA) is an independent and privately owned registered investment advisory firm based in Richmond, Virginia. Since its founding in 1987 by Tom Dorsey and Watson Wright, Dorsey Wright has been a leading advisor to Wall Street and investment managers worldwide. Dorsey Wright provides three essential services for clients: comprehensive investment research and analysis, professional money management for financial advisors and individuals, and sub-advisory and licensing services to mutual funds and ETF providers. For more information, visit www.dorseywright.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the acquisition of Dorsey Wright & Associates and Nasdaq’s products and offerings. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to factors detailed in Nasdaq’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

NDAQG

CONTACT:	Joe Christinat
Nasdaq Communications
646 441 5121
joseph.christinat@nasdaq.com

Ed Ditmire
Nasdaq Investor Relations
212 401 8737
ed.ditmire@nasdaq.com